UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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RAE Systems Inc.
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The following materials were first used by RAE Systems Inc. on January 18, 2011 in discussing the proposed transaction referred to in the material below. RAE Systems may use these materials in the future for similar purposes.

Company Contact:	IR Agency Contact:
Investor Relations	Becky Herrick
408-952-8449	415-433-3777
investorrelations@raesystems.com	bherrick@lhai.com
RAE Systems Announces Agreement to be Acquired by Vector Capital for
$1.75 per Share in Cash
Terminates Merger Agreement with Battery Ventures
SAN JOSE, CALIF. — January 18, 2011 — RAE® Systems Inc. (NYSE Amex: RAE) (“RAE” or “the Company”), a leader in delivering innovative sensor solutions to serve industrial, energy, environmental, and government safety markets worldwide, today announced that it has entered into a definitive merger agreement with affiliates of Vector Capital (“Vector”) under which an affiliate of Vector will acquire the outstanding shares of RAE common stock for $1.75 per share in cash (the “Vector Agreement”). A special committee of the RAE Systems Board of Directors, and the disinterested members of the board, have unanimously approved the Vector Agreement and recommend RAE Systems’ stockholders approve the transaction.
RAE also announced that, concurrent with entering into the Vector Agreement, RAE terminated its previously announced merger agreement with affiliates of Battery Ventures (the “Prior Agreement”) under the terms of the Prior Agreement, and paid a termination fee of $3.39 million to affiliates of Battery Ventures.
“We are pleased to partner with Vector, a leading technology investment firm that can add significant value to our customers and partners as well as provide additional value to our stockholders as a result of this merger agreement”, said Robert Chen RAE Systems president and chief executive officer. “Vector shares RAE’s vision to develop and market advanced intelligent, connected, wireless gas and radiation detection solutions. We believe this shared vision coupled with Vector’s technology expertise and financial resources will enable RAE to continue to provide superior products and service to its customers world-wide.”

David Fishman, a Partner at Vector Capital, added “Vector is extremely excited to partner with RAE’s talented team to continue to build on the company’s 20 year heritage of developing highly differentiated chemical detection systems. We believe our support, combined with RAE’s product strategy, employee talent and strong customer relationships will enable RAE to further define itself as a leading player in the mission critical industrial safety and security markets.”
The transaction is subject to customary closing conditions, including the approval of RAE’s stockholders. There is no financing condition to the transaction. RAE will file a proxy statement with the Securities and Exchange Commission with respect to the Vector transaction, and a shareholder meeting will be held following the SEC’s review. RAE expects the merger to be completed in the second quarter of fiscal 2011.
A portion of the shares of RAE common stock beneficially owned by Mr. Chen and all of the shares beneficially owned by Peter Hsi, our chief executive officer and chief technology officer and our co-founders, will be exchanged for stock of the acquiring entity rather than cash in the merger so that they will continue to be stockholders following the transaction.
UBS Investment Bank is acting as financial advisor to the Special Committee of the Board of Directors of RAE, and Fenwick & West LLP is acting as RAE’s legal advisor. Shearman & Sterling LLP is acting as Vector’s legal advisor.
About Vector
Vector Capital is a leading global private equity firm specializing in spinouts, buyouts and recapitalizations of established technology businesses. Vector identifies and pursues these complex investments in both the private and public markets. Vector actively partners with management teams to devise and execute new financial and business strategies that materially improve the competitive standing of these businesses and enhance their value for employees, customers and shareholders. Among Vector’s notable investments are Aladdin Knowledge Systems, Certara, Corel, LANDesk, Precise Software, Printronix, Register.com, SafeNet, Savi Technology, Trafficmaster, WatchGuard Technologies, and WinZip. For more information, visit www.vectorcapital.com.

About RAE Systems
RAE Systems is a leading global provider of rapidly deployable connected, intelligent gas detection systems that enable real-time safety and security threat detection. RAE Systems products are used in more than 95 countries by many of the world’s leading corporations and government agencies.
RAE Systems offers a full line of wirelessly enabled solutions including personal, hand-held, transportable, and fixed instruments designed to meet the needs of any usage scenario. Applications include energy production, refining, industrial and environmental safety, public venue safety, and government first responder markets.
For more information about RAE Systems, please visit raesystems.com.
Safe Harbor Statement
This press release may contain “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, failure to consummate the recently-announced divestiture of RAE Systems’ interest in its Fushun joint venture, the general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.
Additional Information About the Transaction and Where You Can Find It
In connection with the transaction, RAE Systems will file a proxy statement with the SEC for RAE Systems’ special stockholder meeting and stockholders are strongly advised to read the proxy statement when it becomes available because it will contain important information about the proposed transaction. Investors and stockholders may obtain a free copy of the proxy statement (when available) and other documents filed by RAE Systems at the SEC’s web site at http://www.sec.gov. The proxy statement (when available) and other relevant documents may also be obtained for free from RAE Systems by directing a request to RAE Systems, Inc., c/o Investor Relations, 3775 North First Street, San Jose, California 95134, telephone: 408-952-8200.

RAE Systems and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Certain information regarding the interests of such directors and executive officers is included in RAE Systems’ Proxy Statement for its 2010 Annual Meeting of Stockholders filed with the SEC on April 23, 2010, and information concerning all of the participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s website at http://www.sec.gov and from RAE Systems, Inc., c/o Investor Relations, 3775 North First Street, San Jose, California 95134, telephone: 408-952-8200.
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